Exhibit 99.1

Ramaco Resources, Inc. Announces a Partial Structural Failure at one of the storage silos at the Company’s Elk Creek coal complex

LEXINGTON, Ky., Nov. 6, 2018 (GLOBE NEWSWIRE) -- Ramaco Resources, Inc. (NASDAQ:METC) (“Ramaco” or the “Company”) announced today that at approximately 1:00 p.m. on November 5, 2018, one of the three raw coal storage silos that feed its Elk Creek plant in West Virginia experienced a partial structural failure, which included the failure of various components internal to the silo. The damaged storage silo holds approximately two thousand raw tons of coal. The other two contiguous silos together hold approximately an additional one thousand five hundred raw tons of coal.

Ramaco is in the process of evaluating the structural integrity of the damaged silo, and similar evaluations will be conducted on the other two silos at Elk Creek.  All three silos were previously existing on the Elk Creek property when it was acquired by Ramaco in 2012, and were subsequently linked into the newly constructed preparation plant and loadout facility, which was completed in late 2017.

There were no personnel related accidents as a result of the structural failure at the silo. Upon confirmation of the failure, Ramaco personnel idled the Elk Creek preparation plant, and placed a safety zone around the areas that could potentially be impacted from a more severe failure. At this early initial stage of review, Ramaco does not have an estimated time frame for the resumption of processing or shipping coal from the Elk Creek infrastructure. All coal mines at Elk Creek will, however, continue to operate as scheduled. Depending on the extent of the damage, Ramaco currently estimates that there is adequate storage area to continue coal production at the mine complex for an extended period of time, likely into December and possibly further.

Ramaco has not at this time issued any force majeure notices to its customers, but it is probable that such notices will be issued in the near future. Ramaco believes that it has insurance policies in place to provide adequate financial coverage for the incident, including both business interruption and extra expenses. Additional information relating to the physical condition of the silo assets, insurance coverage and any potential force majeure will be forthcoming as new information is developed.  Any such additional new information will be relayed in conjunction with Ramaco’s scheduled earnings release on November 7th and its subsequent conference call with investors to be held on November 8th.

Ramaco Resources is an operator and developer of high quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. For more information, visit www.ramacoresources.com.

POINT OF CONTACT:
Michael P. Windisch, Chief Accounting Officer
mpw@ramacocoal.com
859-244-7455